Exhibit 7.4

SECTIONS 3.15 AND 3.16 OF THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CORRPRO INVESTMENTS, LLC

For certain capitalized terms used below, please refer to “Certain Definitions” set forth below.

3.15. Preemptive Rights in Corrpro. As holder of Series B Preferred Stock, the Company has been granted certain preemptive rights pursuant to the Charter. The Members wish to set forth the following mechanism with respect to these preemptive rights:

(a) The Company has the preemptive right to purchase its proportionate share of any New Corrpro Securities issued in Corrpro (the “New Corrpro Securities”). Within ten (10) days of the Company’s receipt of written notice from Corrpro of the Company’s right to purchase any New Corrpro Securities, the Company shall forward such written notice to the Members (the date such notice is received by the Members being the “Corrpro Notice Date”), and the Members shall have five (5) days from the Corrpro Notice Date to inform the Company in writing of its desire to (i) purchase such Member’s Pro Rata portion of the New Corrpro Securities or (ii) have the Company purchase such New Corrpro Securities.

(b) If any Member elects to neither purchase nor have the Company purchase any of his Pro Rata portion of the New Corrpro Securities (the remaining offered New Corrpro Securities that such Member elects not to purchase or have the Company purchase being called “Remaining New Corrpro Securities”), the Company shall, within ten (10) days of the Corrpro Notice Date, notify the other Members of such election and each of the other Members, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within fifteen (15) days of the Corrpro Notice Date (the “Final Election Date”) to either purchase or have the Company purchase any or all of that portion of the Remaining New Corrpro Securities as bears the same proportion to all of such Remaining New Corrpro Securities as the number of Units owned by such other Member bears to the aggregate number of Units owned by all such other Members who similarly elect to purchase such Remaining New Corrpro Securities. Within five (5) days after the Final Election Date, the Company shall, by written notice to each Member, elect to either (i) purchase all, but not less than all, of those New Corrpro Securities for which elections to purchase (or to have the Company purchase) have been made by the Members, or (ii) distribute to each Member having made an election to purchase (or have the Company purchase) the right to purchase all, but not less than all, of those New Corrpro Securities with respect to which such Member made such election.

(c) Should the Company distribute to any Member the rights to purchase New Corrpro Securities in accordance with this Section 3.15, then such Member shall be obligated to purchase such New Corrpro Securities. Alternatively, should the Company elect to purchase any New Corrpro Securities in accordance with this Section 3.15, then each Member shall be required to make a Capital Contribution to the Company in such amount and by such time as is necessary to permit the Company to purchase, in accordance with the Company’s preemptive rights therefor, those New Corrpro Securities for which such Member has made an election to purchase (or have the Company purchase); provided, however, should a Member (a “Defaulting Member”) fail to make any Capital Contribution required pursuant to this Section 3.15 by the time such amount is required by the Company, then the Company shall not be required to purchase any New Corrpro Securities on behalf of such Defaulting Member.

(d) Should the Company purchase any New Corrpro Securities in accordance with this Section 3.15, then the Members shall cause this Agreement to be amended in all respects necessary to create a separate class of Units in the Company related specifically to such New Corrpro Securities, which Units shall be held by the Members having elected to cause the Company to purchase such New Corrpro Securities in proportion to the New Corrpro Securities each such Member has caused the Company to purchase, and any rights associated with such New Corrpro Securities (including without limitation any preemptive rights) shall inure to the benefit of only those Members having a interest in the separate class of Units created with respect thereto in accordance with this Section 3.15.

3.16. Corrpro Warrant/Registration Rights in Corrpro. As holder of Series B Preferred Stock, the Company has been granted a warrant to acquire common stock in Corrpro (the “Warrant Stock”) and certain registration rights pursuant to the Warrant and the Investor Rights Agreement. The Members wish to set forth the following mechanism with respect to these rights:

(a) At any time on or before the Warrant Election Date (as defined herein), each Member shall have the right, upon written notice to the Company (a “Warrant Exercise Notice”), to purchase (or cause the Company to purchase) such Member’s Pro Rata share of the Warrant Stock in accordance with the terms of this Section 3.16. Within ten (10) days after the Company has received a Warrant Exercise Notice, the Company shall notify the relevant Member of its election to either (i) purchase all, but not less than all of the Warrant Stock for which such Member has made an election evidenced by the Warrant Exercise Notice, or (ii) distribute to such Member the rights to purchase all, but not less than all of the Warrant Stock for which such Member has made an election evidenced by the Warrant Exercise Notice. Except as provided in Section 3.16(b), each Member shall have rights to purchase (or cause the Company to purchase) only such Member’s Pro Rata share of the Warrant Stock, and once any Member has purchased (or caused the Company to purchase) all of such Member’s Pro Rata share of the Warrant Stock, such Member shall no longer have any rights related to the Warrant.

(b) If all the Warrant Stock has not been purchased by the Members and/or the Company in accordance with this Section 3.16 on or before the date that is ninety (90) days prior to the expiration of the Warrant (the “Warrant Exercise Date”), the Company shall notify each of the Members of the Company’s desire to exercise its rights under the Warrant prior to the expiration thereof, and each Member not having already purchased (or caused the Company tom purchase) all of such Member’s share of the Warrant Stock may elect, by notifying the Company in writing on or before the fifteenth (15th) day after the Warrant Exercise Date (the “Warrant Election Date”), to either purchase or have the Company purchase the balance of such Member’s Pro Rata portion of the Warrant Stock. If any Member elects to neither purchase nor have the Company purchase all of his Pro Rata portion of the Warrant Stock (the Warrant Stock that any Member elects not to purchase or have the Company purchase being called “Remaining Warrant Stock”), the Company shall, within ten (10) days of the Warrant Election Date, notify those Members having at any time elected to purchase (or have the Company purchase) any of the Warrant Stock (the “Purchasing Members”) of such election not to purchase and each of the Purchasing Members, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within fifteen (15) days of the Warrant Election Date (the “Final Warrant Date”) to either purchase or have the Company purchase any or all of that portion of the Remaining Warrant Stock as bears the same proportion to all of such Remaining Warrant Stock as the number of Units owned by such other Member bears to the aggregate number of Units owned by all such other Members who similarly elect to purchase such Remaining Warrant Stock. Within five (5) days after the Final Warrant Date, the Company shall, by written notice to each Member, elect to either (i) purchase all, but not less than all, of the Warrant Stock for which elections to purchase (or to have the Company purchase) have been made by the Members, or (ii) distribute to each Member having made an election to purchase (or have the Company purchase) the right to purchase all, but not less than all, of the Warrant Stock with respect to such Member made such election.

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(c) Should the Company distribute to any Member the rights to purchase Warrant Stock in accordance with this Section 3.16, then such Member shall be obligated to purchase such Warrant Stock. Alternatively, should the Company elect to purchase any Warrant Stock in accordance with this Section 3.16, then each Member shall be required to make a Capital Contribution to the Company in such amount and by such time as is necessary to permit the Company to purchase, in accordance with the Warrant, the Warrant Stock for which such Member has made an election to purchase (or have the Company purchase); provided, however, should a Member (a “Non-Contributing Member”) fail to make any Capital Contribution required pursuant to this Section 3.16 by the time such amount is required by the Company, then the Company shall not be required to purchase any of the Warrant Stock on behalf of such Non-Contributing Member.

(d) Should the Company purchase any Warrant Stock in accordance with this Section 3.16, then the Members shall cause this Agreement to be amended in all respects necessary to create a separate class of Units in the Company related specifically to such Warrant Stock, which Units shall be held by the Members having elected to cause the Company to purchase such Warrant Stock in proportion to the Warrant Stock each such Member has caused the Company to purchase.

(e) If the Company distributes the right to purchase any Warrant Stock to any Member, the Company shall also distribute all of its rights and obligations related to such Warrant Stock under the Investor Rights Agreement to such Member, and such Member shall be added as a party to that Investor Rights Agreement pursuant to the terms therein.

Certain Definitions.

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means the Amended and Restated Limited Liability Company Agreement of CorrPro Investments, LLC.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Charter” means the Amended and Restated Articles of Incorporation of Corrpro, as amended or restated from time to time.

“Company” means CorrPro Investments, LLC, a Delaware limited liability company.

“Corrpro” means Corrpro Companies, Inc., an Ohio corporation.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity.

“Investor Rights Agreement” means the Investor and Registration Rights Agreement to be entered into by and between the Company and Corrpro upon the closing of the transactions contemplated by the Securities Purchase Agreement.

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“Member” means each Person designated as a member on Exhibit A, any successor or successors to all or any part of any such Person’s Membership Interest, or any other Person admitted as a member of the Company pursuant to this Agreement, each in the capacity as a member of the Company.

“Membership Interest” means, with respect to any Member at any time, the entire equity interest (or “limited liability company interest” as that term is used in the Act) of a member in the Company and all rights and liabilities associated therewith, including that Member’s Units.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that Person where the context so admits.

“Pro Rata” means the ratio determined by dividing the Units of Members to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of December 15, 2003, by and between the Company and Corrpro.

“Series B Preferred Stock” means Corrpro’s Series B Cumulative Redeemable Voting Preferred Stock, without par value.

“Units” means equal units of economic interest of all Members, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Warrant” means Warrant to be issued by Corrpro to the Company upon the closing of the transactions contemplated by the Securities Purchase Agreement.

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